Exhibit 3.i

RESTATED
CERTIFICATE OF INCORPORATION
OF
THE MOSAIC COMPANY
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

The Mosaic Company, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:
1)The present name of this corporation is The Mosaic Company.
2)The corporation was originally incorporated under the name GNS II (U.S.) Corp., and its Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 2004. On May 24, 2011, the corporation filed an amendment to its Certificate of Incorporation to change its name from GNS II (U.S.) Corp. to The Mosaic Company effective May 25, 2011.
3)The corporation’s Board of Directors has duly adopted this Restated Certificate of Incorporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend (except as permitted under Section 242(b)(1) of the DGCL) the provisions of the corporation’s Certificate of Incorporation, as theretofore amended or supplemented or restated, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4)The text of the corporation’s Certificate of Incorporation, as heretofore amended or supplemented or restated, is hereby restated to read in its entirety as follows:

ARTICLE I
NAME
The name of the corporation (hereinafter called the “Corporation”) is The Mosaic Company.
ARTICLE II
REGISTERED OFFICE
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV
CAPITAL STOCK

1.	Authorized Stock.
(A)    The total number of shares of capital stock that the Corporation has authority to issue is 1,015,000,000 of which:
(1)1,000,000,000 shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”); and
(2)15,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

2.	Common Stock.
(A)General. Subject to the rights of the holders of any series of Preferred Stock from time to time outstanding, stockholders of the Corporation shall not have any preemptive rights to subscribe for, purchase or receive any part of any new or additional issue of stock of the Corporation and no stockholder will be entitled to cumulate votes at any election of directors.
(B)Voting. Subject to the rights of the holders of any series of Preferred Stock from time to time outstanding, the holders of shares of Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation. On all matters to be voted on by the holders of Common Stock, each holder of shares of Common Stock shall be entitled to one (1) vote in person or by proxy for each share thereof held of record by such holder.

3.	Preferred Stock.
The Board of Directors is authorized, subject to limitations prescribed by law to provide by resolution or resolutions for the issuance of shares of Preferred Stock from time to time in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (each a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions thereof. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(a)    the designation of the series, which may be by distinguishing number, letter or title;
(b)    the number of the shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);
(c)    whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;
(d)    the dates at which dividends, if any, shall be payable;
(e)    the redemption rights and price or prices, if any, for shares of the series;
(f)    the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(g)    the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)    whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(i)    restrictions on the issuance of shares of the same series or of any other class or series;
(j)    the voting rights, if any, of the holders of shares of the series; and
(k)    such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.
ARTICLE V
BYLAWS
In furtherance and not in limitation of the powers conferred by statute and except as provided herein or in the bylaws, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders in accordance with the bylaws; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

ARTICLE VI
LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law.
If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE VII
ELECTION OF DIRECTORS
The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
ARTICLE VIII
BOARD OF DIRECTORS
The business of the Corporation shall be managed by or under the direction of the Board of Directors. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Any director may tender his resignation at any time. Subject to any rights of the holders of any series of Preferred Stock, any director may be removed from office at any time either with or without cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock (as hereafter defined), voting together as a single class. For purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
The number of directors to constitute the whole Board of Directors shall be established as provided in the bylaws. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, at the annual meeting of stockholders of the Corporation that is held in calendar year 2016 and each annual meeting of stockholders of the

Corporation thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders of the Corporation.
Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE IX
STOCKHOLDER ACTION BY WRITTEN CONSENT
Subject to the rights of holders of any series of Preferred Stock from time to time outstanding, action shall be taken by the stockholders of the Corporation only at annual or special meetings of the stockholders, and stockholders may not act by written consent. Special meetings of the stockholders may only be called as provided in the bylaws.
ARTICLE X
AMENDMENT
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 19th day of May, 2016.

THE MOSAIC COMPANY

By:	/s/ Mark J. Isaacson
Name:	Mark J. Isaacson
Title:	Senior Vice President, General Counsel
and Corporate Secretary